Exhibit 99.1

Mistras Group, Inc.	April 7, 2010
3Q 2010 Earnings Release

FOR IMMEDIATE RELEASE

Mistras Achieves Strong Revenue Growth and Increased Profitability in Third Quarter of Fiscal 2010

Revenue Grows 37% and Adjusted EBITDA* Increases 59% from 2009 Third Quarter

PRINCETON JUNCTION, NJ – Mistras Group, Inc. (NYSE: MG) today reported financial results for the third quarter of fiscal 2010, which ended February 28, 2010. Third quarter revenues were $64.4 million, a 37% increase from the third quarter of fiscal 2009. Revenues for the first three quarters of Fiscal 2010 were $192 million, 26% more than the same period in fiscal 2009. Adjusted EBITDA* for the quarter was $6.5 million as compared to $4.1 million for the third quarter of fiscal 2009, an increase of 59%. For the first nine months in fiscal 2010, adjusted EBITDA* was $25.8 million as compared to $23.0 million in the same period in fiscal 2009. Net income attributable to Mistras Group, Inc. for the quarter was $0.8 million as compared to a net loss of ($0.8) million during the third quarter of fiscal 2009. For the first nine months, net income attributable to Mistras Group, Inc. for 2010 was $5.2 million, compared to $4.0 million for 2009. Fully diluted earnings per share for the quarter and year-to-date was $0.03 and $0.21, respectively, versus a loss per share of ($0.04) and ($0.42) for the comparable periods of fiscal 2009.

Key highlights for the quarter included:

●	Services segment revenues grew by approximately 41% compared to the same quarter in fiscal 2009. (26% organic and 14% acquisition growth)

●
Generated 32% and 40% greater gross profit in the Products and Systems and International segments, respectively, compared to the same quarter in fiscal 2009. Revenues for each of these segments were also higher by 12% and 33%, respectively.

●
Increased adjusted EBITDA* by 59% to $6.5 million versus $4.1 million for the 2009 third quarter, as adjusted EBITDA* margin improved 140 bps to 10.1% of revenues as compared to 8.7% in the same quarter last year.

●	Improved operating income margin 310 bps to 2.5% of revenues compared to an operating loss of (0.6%) of revenues in the same quarter in fiscal 2009.

1 | P a g e

●	Obtained several multi-year service contracts which, in addition to the ongoing recurring revenue, are the platform for expanding advanced services in the next six to twelve months.

●
Diversified end markets with continued growth in the power generation markets (approximately 14% quarter over quarter growth), including fossil and nuclear, and chemical markets (approximately 57% quarter over quarter growth). Oil and gas market expansion also continued with high growth not only in downstream (refineries), but also upstream, midstream and petrochemical markets.

●
Announced Mistras Group’s collaboration with Florida Power & Light Company for an on-line monitoring system for detection of stator vane cracking in GE 7FA combustion turbines. Technology transfer to other applications and power generation customers is expected.

●	Received the Sunoco Safety Award for the eighth consecutive year for the Services division’s exceptional safety performance within three Sunoco refineries in the Philadelphia area.

●
Received the Chevron Safety Award for the Services division’s NDT inspectors working incident free in 2009, with no lost time and no recordable injuries while doing contract work at the Chevron Richmond refinery in California.

Chairman and Chief Executive Officer, Dr. Sotirios J. Vahaviolos stated that “We are very happy with the revenue growth as customers are recognizing the value of our unique asset protection solutions. In a very challenging operating environment still impacted by the soft economy, we are encouraged by the increased profitability we attained despite pricing pressures and changes in our business mix. More importantly, there is no change to our proven business model, which offers our customers more technology based solutions and services that should lead to continued improved financial performance in our fourth quarter and during fiscal 2011.”

Third Quarter Performance

Mistras Group, Inc.’s revenues were $64.4 million for the third quarter of fiscal 2010, up $17.4 million, or 37%, compared to the third quarter of fiscal 2009. Overall organic growth was approximately 24% and acquisitions contributed approximately 11%. Foreign currency impacts increased the total growth by approximately 2%. For the third quarter of fiscal 2010, income from operations was $1.6 million and net income attributable to Mistras Group, Inc. was $0.8 million.

Segment results

For the third quarter of fiscal 2010, which is a seasonally slower quarter, the Company’s Services segment revenues were $52.9 million, an increase of $15.3 million, or 41%, as compared to the same quarter last year. The increase was a result of several multi-year contracts obtained this fiscal year, as well as growth from existing customers and acquisitions. The organic and acquisition revenue growth rates were approximately 26% and 15%, respectively, from the third quarter of fiscal 2009. Gross profit was $11.9 million, or 22.5% of revenues, as compared to $8.8 million, or 23.3% of revenues, in the same quarter last fiscal year. Operating income was $2.3 million, or 4.3% of revenues, compared to an operating loss of ($0.1) million, or (0.3%), in the same quarter last year.

2 | P a g e

For the third quarter of fiscal 2010 revenues, in the Products and Systems segment were $4.8 million as compared to $4.3 million for the third quarter of fiscal 2009. Gross profit was $2.7 million, or 56.9% of revenue as compared to $2.1 million, or 48.3% of revenue in the same quarter last fiscal year.

For the third quarter of fiscal 2010 revenues, in the Company’s International segment were $8.1 million compared to $6.1 million for the third quarter of fiscal 2009. Gross profit was $3.2 million, or 39.8% of revenues compared to $2.3 million, or 38.1% of revenues in the same quarter last fiscal year.

Annual Guidance Update

Based on performance through the third quarter of the fiscal year, Mistras Group, Inc. stated that its 2010 revenues are expected to be in the range of $266 million to $280 million, higher than the $265 million midpoint of the previously announced range of $250 million to $280 million. The Company expects adjusted EBITDA* to be in the range of $37 million to $41 million, or close to the lower end of its previously stated range of $39 million to $45 million.

Earnings Conference Call

In connection with this earnings release, Mistras will hold its quarterly conference call on Thursday, April 8 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras’ Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 800-229-7089 and use confirmation code 99014886 when prompted. (The International number is 617-801-9714.)

About Mistras Group, Inc.

Mistras offers one of the broadest services and technology-enabled asset protection solutions portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity (MI) and non-destructive testing (NDT) services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company’s website at www.mistrasgroup.com or contact Paul “Pete” Peterik, Chief Financial Officer at 609-716-4103.

3 | P a g e

Forward-Looking and Cautionary Statements

Certain statements made in this press release are “forward-looking statements” about Mistras’ financial results and estimates, products and services, business model, strategy and growth opportunities, profitability and competitive position. These forward-looking statements are generally use words such as “future,” “possible,” “potential,” “targeted,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “will,” “may,” “should,” “could,” “would” and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will have been achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. Important factors that could cause such differences include, but are not limited to, those discussed in the “Risk Factors” section of the prospectus dated October 7, 2009 used in connection with Mistras’ initial public offering filed with the Securities and Exchange Commission on October 9, 2009, such as (i) the current economic downturn; (ii) loss of or reduction in business with a significant customer; (iii) adverse change in the industries Mistras serves, which include oil and gas, power transmission and generation, chemical, aerospace and infrastructure; (iv) Mistras’ ability to manage its costs, such salary and compensation costs, particularly as to billable time; (v) Mistras’ ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs; (vi) market acceptance of Mistras’ products and services; (vii) significant changes in the competitive environment; (viii) catastrophic events that cause disruptions to the business of Mistras or its customers; (ix) the ability to attract and train engineers, scientists, and skilled technicians; and (x) any accidents or incidents involving the Company’s services or asset protection solutions. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

* Use of Non-GAAP Measures

The term “adjusted EBITDA” is a financial measurement not calculated in accordance with U.S. generally accepted accounting principles. An explanation of adjusted EBITDA and a reconciliation of this to a financial measurement under GAAP are set forth in a table attached to this press release.

4 | P a g e

Mistras Group, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(In thousands except for share and per share data)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2010	2009	2010	2009

Revenues:	$64,356	$47,001	$192,344	$153,273
Cost of Revenues:
Cost of services and goods sold	43,984	31,607	126,700	95,809
Depreciation	2,745	2,290	7,851	6,210
Total cost of revenues	46,729	33,897	134,551	102,019

Gross profit	17,627	13,104	57,793	51,254

Selling, general and administrative expenses	14,110	11,943	40,929	33,991
Research and engineering	586	484	1,518	1,429
Depreciation and amortization	1,299	891	3,558	3,117
Legal settlement	—	89	(297)	2,140
Income (loss) from operations	1,632	(303)	12,085	10,577
Other expenses
Interest expense	744	1,103	2,825	3,692
Loss on extinguishment of long-term debt	—	—	387	—
Income (loss) before provision for income taxes and noncontrolling interest	888	(1,406)	8,873	6,885
Provision (benefit) for income taxes	123	(602)	3,692	2,748

Net income	765	(804)	5,181	4,137
Net loss (income) attributable to noncontrolling interests	9	16	(30)	(173)

Net income (loss) attributable to Mistras Group, Inc.	774	(788)	5,151	3,964
Accretion of preferred stock	—	20,795	(6,499)	6,679

Net income attributable to common stockholders	$774	$20,007	$11,650	$10,643

Earnings (loss) per common share:
Basic	$0.03	$1.54	$0.58	$0.82
Diluted	$0.03	$(0.04)	$0.21	$(0.42)
Weighted average common shares outstanding:
Basic	26,469,214	13,000,000	20,102,576	13,000,000
Diluted	27,763,958	20,093,738	24,510,519	17,297,433

5 | P a g e

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(In thousands)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2010	2009	2010	2009
Revenues:

Services	$52,912	$37,603	$159,552	$120,439
Products and Systems	4,768	4,258	13,137	13,055
International	8,092	6,065	23,322	23,382
Corporate and eliminations	(1,416)	(925)	(3,667)	(3,603)

	$64,356	$47,001	$192,344	$153,273
Gross profit:

Services	$11,898	$8,771	$41,831	$34,270
Products and Systems	2,711	2,055	7,217	6,648
International	3,222	2,310	9,212	10,490
Corporate and eliminations	(204)	(32)	(467)	(154)

	$17,627	$13,104	$57,793	$51,254
Income from operations:

Services	$2,257	$(99)	$13,114	$8,130
Products and Systems	980	322	2,021	1,583
International	527	441	2,597	4,299
Corporate and eliminations	(2,132)	(967)	(5,647)	(3,435)

	$1,632	$(303)	$12,085	$10,577

6 | P a g e

Mistras Group, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(In thousands)

	February 28,	May 31,
	2010	2009

ASSETS

Cash and cash equivalents	$13,709	$5,668
Other current assets	70,969	58,002
Property, plant and equipment, net	37,398	33,592
Other non-current assets	63,325	54,012

Total assets	$185,401	$151,274

LIABILITIES, PREFERRED STOCK AND EQUITY (DEFICIT)

Current portion of long-term debt and leases	$12,232	$19,371
Other current liabilities	28,725	24,737
Long-term debt and capital leases, net of current portion	16,891	61,405
Other non-current liabilities	2,519	2,445

Preferred stock	—	90,983

Equity (deficit)	125,034	(47,667)

Total liabilities, preferred stock and equity	$185,401	$151,274

7 | P a g e

Mistras Group, Inc. and Subsidiaries
Unaudited Summary of Cash Flows
(In thousands)

	Nine Months Ended February 28,
	2010	2009

Cash flows from operating activities

Net income attributable to Mistras Group, Inc.	$5,151	$3,964
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	11,409	9,327
Other non-cash adjustments, net	2,398	1,534
Changes in operating assets and liabilities, net of effect of acquisitions	(6,607)	(8,081)

Net cash provided by operating activities	12,351	6,744

Cash flows used in investing activities	(15,903)	(14,127)
Cash flows provided by financing activities	11,565	7,252

Effect of exchange rate changes on cash	28	(167)

Net change in cash and cash equivalents	8,041	(298)
Cash and cash equivalents
Beginning of period	5,668	3,555

End of period	$13,709	$3,257

8 | P a g e

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income
attributable to Mistras Group, Inc. to
 EBITDA and Adjusted EBITDA
(In thousands)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2010	2009	2010	2009

Net income (loss) attributable to Mistras Group, Inc.	$774	$(788)	$5,151	$3,964
Interest expense	744	1,103	2,825	3,692
Provision for income taxes	123	(602)	3,692	2,748
Depreciation and amortization	4,044	3,181	11,409	9,327
EBITDA	5,685	2,894	23,077	19,731
Legal settlement	—	—	(297)	2,051
Large customer bankruptcy	—	1,163	767	1,163
Stock compensation expense	827	50	1,860	96
Loss on extinguishment of debt	—	—	387	—
Adjusted EBITDA	$6,512	$4,107	$25,794	$23,041

Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with U.S. generally accepted accounting principles (GAAP). “Adjusted EBITDA” is defined as net income plus: interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense, the amount of a write-off for the remaining accounts receivable the company expected to collect from a customer that recently declared bankruptcy, loss on extinguishment of debt, and amounts for settlement of a class action law suit, minus a reduction in the amount the Company was required to pay in final settlement of the class action law suit. The Company’s management uses adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis, for planning and forecasting overall expectations, and for evaluating actual results against such expectations, and as a performance evaluation metric off which to base executive and employee incentive compensation programs.

For more information regarding the use of adjusted EBITDA, see Mistras Group Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on or about April 7, 2010.

9 | P a g e